Exhibit 99.1

Contact: Marie Castro
(858) 842-3399

News Release

REMEC Announces Fourth Quarter and Full Year FY 2005 Results

SAN DIEGO, CA — April 14, 2005 — REMEC Inc. (NASDAQ: REMC) today announced financial results for its fourth quarter and fiscal year ended January 31, 2005. Net sales from continuing operations for the quarter of $104 million were essentially flat as compared to the fourth quarter of fiscal 2004. For the full year, sales from continuing operations of $424 million were 21% higher than the prior year $352 million sales level. Sales in the company’s Defense and Space business segment of $26 million and $100 million, respectively, for the quarter and the year were up $3.7 million and $15.3 million as compared to the prior fiscal year. Fourth quarter sales from the Wireless Systems business segment of $78 million were down slightly from $81 million during the fourth quarter of fiscal 2004 but full year sales were up 21% to $324 million in fiscal 2005 as compared to $268 million for the prior fiscal year.

The company reported net losses (including discontinued operations) of $3.7 million for the fourth quarter and $90.8 million for the full fiscal year ended January 31, 2005. The losses for the fourth quarter and the full year of fiscal 2005 compare to losses of $34.7 million and $49.4 million, respectively, for the same periods during fiscal 2004. The income from discontinued operations for the fourth quarter of fiscal 2005 primarily resulted from the gain on the sale of our China Network Optimization business, which was sold on December 31, 2004. For full fiscal year 2005, losses from discontinued operations were $0.6 million versus $11.3 million in fiscal 2004.

Net losses from continuing operations were $6.4 million for the fourth quarter and $90.2 million for the full fiscal year ended January 31, 2005. The losses from continuing operations for the fourth quarter and the full year of fiscal 2005 compare to losses of $26.6 million and $38.1 million, respectively, for the same periods last year. The fourth quarter of fiscal year 2004 included approximately $19.2 million in reserve provisions as compared to $0.6 million in the fourth quarter of fiscal year 2005. Operating expenses were also down considerably in the fourth quarter of 2005 as compared to the fourth quarter of 2004 due to plant consolidations, cost improvement actions and the reserves taken in the prior year for these actions. The net loss from continuing operations for the full fiscal year 2005 was $52.1 million greater than last year. We took a charge of $62.4

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million in the second quarter of fiscal 2005 for the impairment of goodwill of our Wireless Systems segment. Excluding this one-time charge, our net loss decreased $10.3 million in fiscal 2005 versus last year due to the increased sales volume in both the Wireless Systems and Defense & Space business segments, lower operating expenses, and the continuation of plant consolidations and other cost improvement actions.

Losses per share, both basic and diluted, were $.06 per share for the fourth quarter of 2005 as compared to a loss of $.57 per share for the fourth quarter of fiscal 2004. For the 2005 fiscal year, losses per share were $1.46 per share as compared to $.84 per share during fiscal 2004. Excluding the goodwill impairment charge of $62.4 million this year, the loss per share in fiscal 2005 would have been $.46 per share.

Gross profit from continuing operations for the quarter ended January 31, 2005 was $17.9 million or 17.2% of sales. This compares to $2.0 million and 2.0% in the fourth quarter of fiscal 2004. Zero value inventory sales were $0.8 million for the fourth quarter of fiscal 2005 as compared to $1.0 million for the fourth quarter of fiscal 2004. The improved gross margin was due to lower excess and obsolete and program loss reserves during fiscal year 2005 as compared to fiscal year 2004 of $13.2 million, and manufacturing cost reductions primarily due to plant consolidations. For the twelve months ended January 31, 2005, gross profit increased $5.9 million from the same period in fiscal 2004 to $65.4 million. Gross profit in fiscal 2004 was $59.5 million. Zero value inventory sales were $5.2 million for the current fiscal year versus $6.8 million in fiscal year 2004. Gross profit margin as a percentage of sales decreased from 16.9% in fiscal 2004 to 15.4% in fiscal 2005.

Operating expenses from continuing operations for the fourth quarter of fiscal 2005 were $24.5 million or 23.6% of sales as compared to $32.8 million or 31.7% of sales in the fourth quarter of fiscal 2004. Compared to the third quarter, expenses were up approximately $2.5 million due to Sarbanes-Oxley 404 implementation, audit fees and year end expense accruals. The decrease from the prior year was primarily the result of cost reductions due to plant consolidations, and overall reduced spending and the non-recurrence of provisions taken for these items in the fourth quarter of last year. For the full fiscal year 2005, operating expenses increased from $103.5 million in fiscal year 2004 to $155.6 million in fiscal year 2005. Excluding the one-time goodwill impairment charge of $62.4 million in fiscal year 2005, operating expenses decreased $10.3 million, and decreased as a percentage of sales from 29.4% to 22.0%.

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Cash and cash equivalents at the end of fiscal year 2005 totaled $36.8 million. This was lower than the end of the third quarter of fiscal year 2005 by $6.3 million. The Company’s Cash position benefited in the fourth quarter from a $10 million increase in the Company’s receivables factoring capability. The increased factoring had a $7.4 million net benefit to cash, which accounts for most of the $8.9 million period-to-period decrease in receivables/notes and other receivables decrease from the third quarter. The net decrease in cash is largely the result of the $6.4 million loss from operations, the $2.7 million inventory increase, and higher fixed assets. The fiscal 2005 cash and cash equivalents compares to $54.9 million at the end of fiscal 2004.

For more information:

Management will be holding a conference call to discuss earnings on April 14, 2005, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 967-7141, confirmation code 8657849. From outside the U.S., please call (719) 457-2630, confirmation code 8657849, ten minutes prior to the scheduled time of the call. The Company will also provide a simultaneous webcast of the call. Log onto the Company’s website at www.remec.com, then click on “Live Webcast-Q4 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission

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REMEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Twelve months ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Net sales	$103,703	$103,424	$423,911	$351,872
Cost of sales	85,816	101,382	358,501	292,354

Gross profit	17,887	2,042	65,410	59,518
Operating expenses:
Selling, general and administrative	15,099	15,929	53,491	51,672
Research and development	9,363	12,332	40,578	47,430
Impairment of goodwill	—	—	62,400	—
Impairment of other long lived assets	—	1,038	—	1,038
Restructuring (reversals)/charges	—	3,477	(888)	3,388

Total operating expenses	24,462	32,776	155,581	103,528

Loss from continuing operations	(6,575)	(30,734)	(90,171)	(44,010)
Gain on sale of facility	—	—	—	945
Gain on sale of investment	—	4,031	—	4,494
Interest expense and other, net	76	163	(93)	530

Loss before income taxes	(6,499)	(26,540)	(90,264)	(38,041)
Income taxes	(81)	79	(62)	103

Loss from continuing operations	$(6,418)	$(26,619)	$(90,202)	$(38,144)

Loss from discontinued operations, net of tax	2,692	(8,036)	(579)	(11,264)

Net loss	$(3,726)	$(34,655)	$(90,781)	$(49,408)

Basic net loss per common share:
Loss from continuing operations	$(0.10)	$(0.45)	$(1.45)	$(0.65)
Loss from discontinued operations	0.04	(0.12)	(0.01)	(0.19)

	$(0.06)	$(0.57)	$(1.46)	$(0.84)

Diluted net loss per common share:
Loss from continuing operations	$(0.10)	$(0.45)	$(1.45)	$(0.65)
Loss from discontinued operations	0.04	(0.12)	(0.01)	(0.19)

	(0.06)	(0.57)	(1.46)	(0.84)

Shares used in computing net loss per common share:
Basic	62,373	61,380	62,069	59,132

Diluted	62,373	61,380	62,069	59,132

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REMEC, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	January 31, 2005	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$32,242	$44,628
Short-term investments	4,531	10,296
Accounts receivable, net	60,501	59,062
Notes and other receivables	13,858	7,525
Inventories, net	70,450	75,037
Net assets of discontinued operations	—	16,162
Other current assets	5,224	3,439

Total current assets	186,806	216,149

Property, plant and equipment, net	$71,967	$75,381
Restricted cash	9,426	569
Goodwill, net	3,018	65,275
Intangible assets, net	2,572	3,257
Other assets	1,134	2,576

	$274,923	$363,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,252	$58,662
Accrued expenses and other current liabilities	54,554	47,272

Total current liabilities	107,806	105,934

Deferred income taxes and other long-term liabilities	$2,612	$3,999
Shareholders’ equity	$164,505	$253,274

	$274,923	$363,207

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